Exhibit 5.3

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, Florida 33132

February 24, 2015

Ladies and Gentlemen:

We are acting as counsel to Royal Caribbean Cruises Ltd., a Liberian corporation (the Company), in connection with the Company’s Registration Statement on Form S-3 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), with respect to the issuance by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the Prospectus) and as may be set forth in one or more supplements to the Prospectus (each, a Prospectus Supplement), of (i) one or more series of senior debt securities (the Debt Securities), which may be senior notes or debentures, or other senior evidences of indebtedness, and which may include terms permitting or requiring holders to convert or exchange their debt securities for common stock, preferred stock or other securities, (ii) shares of the Company’s common stock, par value $0.01 per share (the Common Stock), and/or (iii) shares of the Company’s preferred stock, par value $0.01 per share (the Preferred Stock), which may include terms permitting or requiring holders to convert or exchange their Preferred Stock for Common Stock or other securities.

This opinion is confined to the law of the state of New York.  Accordingly, we express no opinion herein with regard to any other laws.  The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

The Debt Securities may be issued pursuant to an indenture, dated July 31, 2006, between the Company and The Bank of New York Trust Company, N.A., as trustee (the Trustee) (as may be amended or supplemented from time to time, the Indenture), which has been filed as Exhibit

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4.1 to the Company’s Registration on Form S-3, dated March 23, 2009 (File No. 333-158161), and incorporated by reference into the Registration Statement.

In connection with this opinion, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon the oral or written statements and representations of public officials and officers and other representatives of the Company.

In rendering the opinions set forth herein, we have assumed further (a) the Company is validly existing and in good standing under the law of the jurisdiction in which it has been organized and has full power and authority to execute and deliver the Indenture, (b) the Company has duly authorized, executed and delivered the Indenture in accordance with its certificate of incorporation and other organizational documents and under the laws of the jurisdiction in which it was organized, (c) the execution, delivery and performance by the Company of the Indenture does not violate the laws of the jurisdiction in which it was organized and (d) the execution, delivery and performance by the Company of the Indenture does not constitute a breach or violation of its certificate of incorporation or other organizational documents.

Based upon and subject to the foregoing, and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinions expressed below, we are of the opinion that when (i) the terms of the issuance and sale of the Debt Securities (including any Debt Securities duly issued upon the exchange or conversion of shares of Preferred Stock that are exchangeable or convertible into Debt Securities) registered pursuant to the Registration Statement have been duly authorized by the Board of Directors of the Company or an authorized committee thereof

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in conformity with the Company's restated articles of incorporation, as amended and restated, and by-laws, as amended and restated, and all other necessary corporate action on the part of the Company has been taken in connection therewith, (ii) any relevant supplemental indenture has been duly authorized, executed and delivered by the Company, (iii) the terms of the Debt Securities and their issuance and sale have been duly established in conformity with the Indenture, do not violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the Debt Securities have been duly executed, authenticated and delivered against payment therefore in accordance with the terms of the Indenture and any relevant supplemental indenture and issued and sold as contemplated in the Registration Statement and/or the applicable Prospectus Supplement, such Debt Securities will constitute valid and legally binding obligations of the Company.

Our opinions above are subject to (A) (1) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, (2) the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally and (3) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and (B) limitations on the right to indemnity and contribution under applicable law and public policy.  In addition, we express no opinion as to the validity, legally binding effect or enforceability of any waiver of immunity, any waiver of a right to trial by jury or any provisions relating to partial unenforceability.

In connection with any provisions whereby the parties submit to the jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in The City, County and State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on U.S. federal court jurisdiction.  In connection with provisions which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR §510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a) a U.S. district court has discretion to transfer an action

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from one U.S. federal court to another, and we also note that a New York State court and a U.S. federal court may dismiss an action on the ground that such court is an improper venue or inconvenient forum.

We note, with reference to obligations stated to be payable in a currency other than U.S. dollars, that (i) a New York State statute provides that a judgment or decree rendered by a court of the State of New York in respect of an obligation denominated in any such other currency would be rendered in such other currency and would be converted into dollars at the rate of exchange prevailing on the state of entry of the judgment or decree and (ii) a judgment rendered by a federal court sitting in the State of New York in respect of an obligation denominated in any such other currency may be expressed in U.S. dollars, but we express no opinion as to the rate of exchange that such court would apply.

In addition, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture:

(i)
related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(ii)
specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

(iii)	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

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The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

Additionally, we express no opinion as to the submission to the jurisdiction of United States federal courts insofar as it relates to the subject matter jurisdiction of any United States federal court sitting in the Borough of Manhattan, The City of New York, to adjudicate any controversy related to the Indenture or any document related thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Validity of Securities” in the Prospectus and “Legal Matters” in any Prospectus Supplement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ FRESHFIELDS BRUCKHAUS DERINGER US LLP

FRESHFIELDS BRUCKHAUS DERINGER US LLP